Exhibit 5.8

April 16, 2007

Masonite International Inc.

Masonite Corporation

Masonite International Corporation

Masonite PrimeBoard, Inc.

Masonite International Inc., Masonite Corporation, Masonite International Corporation, Masonite PrimeBoard, Inc.

We have acted as counsel to Masonite PrimeBoard, Inc. in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by Masonite Corporation (“Masonite US”) and Masonite International Corporation (Masonite Canada), as issuers, and certain guarantors, including Masonite PrimeBoard, Inc., Masonite International Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to: (i) the issuance by Masonite US of up to $412,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2015 (collectively, the “US Notes”); (ii) the issuance by Masonite Canada of up to $358,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2015 (collectively, the “Canadian Notes” and, together with the US Notes, the “Notes”); (iii) the issuance by Masonite PrimeBoard, Inc. of a guarantee (the “US Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the US Notes; and (iv) the issuance by Masonite PrimeBoard, Inc. of a guarantee (the “Canadian Guarantee” and together with the US Guarantee, the “Guarantees”) along with the issuance by certain other guarantors of guarantees with respect to the Canadian Notes.

The US Notes and the US Guarantee in respect thereof will be issued under and pursuant to the Indenture (the “US Indenture”), dated as of October 6, 2006 among Masonite US, as issuer, and certain guarantors, including Masonite PrimeBoard, Inc., and The Bank of New York, as trustee (the “Trustee”), governing the US Notes. The Canadian Notes and the Canadian Guarantee in respect thereof will be issued under and pursuant to the Indenture (the “Canadian Indenture” and, together with the US Indenture, the “Indentures”), dated as of October 6, 2006 among Masonite Canada, as issuer, and certain guarantors, including Masonite PrimeBoard, Inc., and the Trustee, governing the Canadian Notes.

The US Notes are being offered in exchange for the unregistered Senior Subordinated Notes due 2015 of Masonite US and the Canadian Notes are being offered in exchange for the unregistered Senior Subordinated Notes due 2015 of Masonite Canada.

As counsel to Masonite PrimeBoard, Inc., we have examined executed copies of, but have not participated in the negotiation, preparation (except with respect to certain matters, other than tax matters, governed by the laws of the State of North Dakota) or settlement of:

(a)           the Registration Statement; and

(b)           the Indentures.

We understand that, when issued, the US Notes will be unconditionally guaranteed on an unsecured, senior subordinated basis by Masonite PrimeBoard, Inc., among others, and that, when issued, the Canadian Notes will be unconditionally guaranteed on an unsecured, senior subordinated basis by Masonite PrimeBoard, Inc., among others. The US Guarantee is described and included in the US Indenture and the Canadian Guarantee is described and included in the Canadian Indenture.

We have examined such records of Masonite PrimeBoard, Inc., such certificates of officers of Masonite PrimeBoard, Inc., public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions express below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of Masonite PrimeBoard, Inc., copies of which have been provided to you.

For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

(a)                                  the genuineness of all signatures (whether on originals or copies of documents);

(b)                                 the legal capacity of all natural persons;

(c)                                  the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d)                                 that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and

(e)                                  the completeness and accuracy of all statements of fact set forth in the certificates of officers of Masonite PrimeBoard, Inc.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1.                                       Masonite PrimeBoard, Inc. is validly existing under the law of its jurisdiction of organization and has duly authorized, executed and delivered the Indentures in accordance with its Articles of Incorporation and the law of the state of North Dakota.

2.                                       The execution, delivery and performance by Masonite PrimeBoard, Inc. of the Indentures and the Guarantees do not and will not violate the law of the state of North Dakota or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States).

3.                                       The execution, delivery and performance by Masonite PrimeBoard, Inc. of the Indentures and the Guarantees do not and will not constitute a breach or violation of any agreement or instrument that is binding upon Masonite PrimeBoard, Inc.

4.                                       The execution and delivery by Masonite PrimeBoard, Inc. of the Indentures and the performance of Masonite PrimeBoard, Inc.’s respective obligations thereunder have been duly authorized by all necessary corporate action on the part of Masonite PrimeBoard, Inc. and each of the Indentures has been duly executed and delivered (to the extent such delivery is governed by the law of the state of North Dakota) by Masonite PrimeBoard, Inc.

5.                                       The Guarantees have been duly authorized by Masonite PrimeBoard, Inc.

The opinions expressed above are rendered solely for the benefit of the addressees in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent except that copies of this opinion letter may be furnished to your counsel Simpson Thacher & Bartlett LLP, which may rely upon the opinions set forth herein as though addressed to it.

We hereby consent to the filing of this opinion letter as an Exhibit 5.8 to the Registration Statement on F-4 (the Registration Statement) and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Yours very truly,

SMITH, STREGE & FREDERICKSEN, LTD.

/s/ R.E.T. Smith

R.E.T. Smith

A Member of the Firm

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